Exhibit 10.1

Letter of Intent

Party A:	Network CN Inc.
Party B:	NCN (Beijing) Advertising Co., Ltd.
Party C:	Jingcai Jia (Beijing) Technology Co., Ltd.

Background

RETICLE, Party A is a company located in Delaware, USA;

RETICLE, Party B is a subsidiary of Party A;

RETICLE, Parties B and C signed a cooperation framework agreement in January 2024. Party C serves as the brand's property channel sales and media placement agent and has signed sales agreements with over 50 property management companies, covering community outdoor advertising (including elevator billboards, access lightboxes, garage lightboxes, butler's circle of friends, and community groups). Party C can sell and promote products in over 50,000 communities across more than 400 cities nationwide. According to the agreement, Party B provides product sales, promotion, and advertising services. To further strengthen the cooperation, the three parties agree to the following intentions:

After friendly negotiations, Parties A, B and C have decided that Party B's professional sales team will be responsible for the sales and promotion of Party C's products. This decision is based on principles of fairness, equality, and voluntariness, in accordance with relevant provisions of Contract Law, Company Law, and other applicable laws and regulations. The purpose of this cooperation is resource sharing, leveraging complementary advantages, and fostering mutually beneficial collaboration.

I.	Intention of Cooperation

1.1	Party C agrees to issue 19.9% of its new shares to Party A, and Party A agrees to issue shares to Party C at a 10% discount based on the stock price at the time.
1.2	The price shall be determined through negotiation between Parties A and C.
1.3	During the cooperation period, the equity of Parties A and C shall not be transferable.
1.4	Parties A, B, and C do not bear each other's debts and obligations incurred prior to this letter of intent.

II.	Commitments and Statements of the Agreement

2.1	Parties A, B, and C commit that all matters in this letter of intent must be approved and authorized by the relevant competent authorities and the board of directors (or shareholders' meeting) and must have obtained the consent of the joint venture party.
2.2	Regarding any debts, disputes, or events that may adversely affect any party prior to the effectiveness of this letter of intent, the parties shall disclose or document them before the effectiveness of this letter of intent; otherwise, the consequences shall be borne by each party.

III.	Confidentiality Clause

Parties A, B, and C are obligated to keep each other's business secrets confidential concerning the content of this letter of intent and the performance of the contract. Without the written consent of the other party, they shall not disclose such information to any third party. The term "business secrets" includes, but is not limited to, operating conditions, marketing strategies, intellectual property and technical information, customer lists and data, promotional materials, rights documents, and other business information of the parties.

IV.	Breach of Contract Liability

Upon the effectiveness of this letter of intent, Parties A, B, and C form a community of shared interests and must comply with the requirements of integrating the project and this letter of intent. If any party violates any provision of this letter of intent, delays, refuses, temporarily changes, or unilaterally terminates any provision, and the defaulting party fails to rectify the situation after being notified and warned by the complying party, the defaulting party shall compensate for actual losses, expected benefits, and benefits obtained from the breach. The complying party has the right to decide whether to terminate this letter of intent and the related agreements based on the severity of the breach.

V.	Exemption Clause

5.1	In the event of force majeure causing a delay in the performance or inability to perform this letter of intent, Parties A, B, and C may be fully exempted from liability according to the degree of influence. Force majeure refers to objective circumstances that are unforeseeable, unavoidable, and insurmountable, such as natural disasters, accidents, and government administrative actions.

5.2	When one party cannot fulfill its obligations under this letter of intent due to force majeure, it shall promptly notify the other party and take reasonable measures to prevent further losses, providing written proof within ten days from the occurrence of force majeure.

5.3	A party’s liability cannot be exempted when force majeure occurs after a delay in fulfilling obligations.

VI.	Cooperation Period

The term of this letter of intent is 3 months, from November 1, 2024, to January 31, 2025. If Parties A, B, and C intend to continue their cooperation, they shall begin negotiating a new contract one month before the expiration of this letter of intent.

VII.	Dispute Resolution

In the event of a dispute arising during the performance of this letter of intent, Parties A, B, and C shall resolve it through consultation and arbitration. If parties fail to reach an agreement, parties may seek the people's court judgment in Beijing.

VIII.	Miscellaneous

8.1	Parties A, B, and C may collectively amend or terminate this letter of intent through unanimous consultation. No party shall unilaterally amend or terminate this letter of intent.

8.2	If any matters are not covered in this letter of intent, Parties A, B, and C may sign a supplementary agreement. The supplementary agreement shall have the same legal effect as this letter of intent.
8.3	This letter of intent is in triplicate, with one copy for Party A, one for Party B, and one for Party C. It shall enter into legal force upon being signed and sealed by all three parties. All three copies have the same legal effect.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Letter of Intent

Party A:	Network CN Inc.
Company Seal and Signature:

By:	Earnest Leung
CEO

Party B:	NCN (Beijing) Advertising Co., Ltd.
Company Seal and Signature:

By:	Mak Chi Tung
Legal Representative

Party C:	Jingcai Jia (Beijing) Technology Co., Ltd.
Company Seal and Signature:

By:	Wu Yun
Legal Representative